HUBEI MINKANG PHARMACEUTICAL LTD.
2808 Cowan Circle
Las Vegas, NV  89107

Symbol: HBMK- OTCBB

July 11, 2011
News Release

HUBEI MINKANG PHARMACEUTICAL LTD. ENTERS INTO SHARE EXCHANGE AGREEMENT TO ACQUIRE 100% OF HBMK PHARMACEUTICAL LIMITED

Las Vegas, Nevada – Hubei Minkang Pharmaceutical Ltd. (“Hubei Minkang”, or the “Company”) is pleased to announce that it has entered into a share exchange agreement, dated July 8, 2011 (the “Agreement”) with HBMK Pharmaceutical Limited (“HBMK”), a BVI corporation, and all of the shareholders of HBMK (the “Vendors”).  Pursuant to the terms of the Agreement, we have agreed to acquire all of the issued and outstanding shares of capital stock of HBMK from the Vendors in exchange for the issuance of 33,500,000 shares of our common stock to the Vendors on a pro rata basis in accordance with each Vendor’s percentage ownership in HBMK.

At the closing of the Agreement, HBMK will become our wholly owned subsidiary.  HBMK is the sole shareholder of Hubei Minkang Pharmaceutical Co., Ltd., a company organized under the laws of the People’s Republic of China, which is a modern pharmaceutical enterprise that produces and markets Traditional Chinese Medicines and Over-The-Counter pharmaceuticals in China as well as markets its products to the US, Japan, Canada, Singapore, Malaysia, Thailand and Hong Kong among other countries.

The closing of the Agreement is subject to the satisfaction of conditions precedent to closing as set forth in the Agreement, including that: (i) no material adverse effect will have occurred with the business or assets of HBMK Pharmaceutical Limited since the effective date of the Agreement; (ii) the Company, HBMK Pharmaceutical Limited and the Vendors will have received all third-party consents and approvals contemplated by the Agreement; and (iii) the Company will be reasonably satisfied with its due diligence investigation of HBMK Pharmaceutical Limited and its subsidiary.

Due to conditions precedent to closing, including those set out above, and the risk that the conditions precedent will not be satisfied, there is no assurance that the Company will complete the share exchange as contemplated in the Agreement.

The securities of the Company to be issued to the Vendors upon the closing of the Agreement will not be registered under the Securities Act of 1933, as amended (the “Act”), or under the securities laws of any state in the United States, and will be issued in reliance upon an exemption from registration under the Act.  The securities may not be offered or sold in the United States absent registration under the Act or an applicable exemption from such registration requirements.

For more information contact:
Investor Relations
1.866.446.1869

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Hubei Minkang Pharmaceutical Ltd., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Hubei Minkang Pharmaceutical Ltd. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Hubei Minkang Pharmaceutical Ltd. does not undertake any obligation to update any forward looking statement, except as required under applicable law.